                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ACADIA REALTY TRUST
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              ACADIA REALTY TRUST
                           20 SOUNDVIEW MARKETPLACE
                        PORT WASHINGTON, NEW YORK 11050

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2000


TO OUR SHAREHOLDERS:

     Please take notice that the Annual Meeting of Shareholders of Acadia Realty Trust will be held on Tuesday, May 16, 2000, at 10:00 a.m., local time, at the offices of Donaldson, Lufkin & Jenrette, which are located at 277 Park Avenue, New York, NY 10172, for the purpose of considering and voting upon:

    1. The election of seven trustees to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

    2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2000; and

     3. Such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The record date for determining shareholders entitled to notice of, and to vote at, such Annual Meeting is the close of business March 31, 2000.

     Your attention is directed to the accompanying Proxy Statement and Proxy.


                                   By order of the Board of Trustees,


                                   /s/ Robert Masters
                                   ---------------------------------
                                   Robert Masters, Secretary

April 3, 2000

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                              ACADIA REALTY TRUST
                           20 SOUNDVIEW MARKETPLACE
                        PORT WASHINGTON, NEW YORK 11050


                                PROXY STATEMENT
                                    FOR THE
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 May 16, 2000


                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Acadia Realty Trust (the "Company") for use at the Annual Meeting of its shareholders scheduled to be held on Tuesday, May 16, 2000, at 10:00 a.m., local time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about April 3, 2000.

     The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Annual Meeting may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 per share, of the Company, held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

     All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted "FOR" the election of the nominee for trustee listed below and approval of the proposals set forth in the Notice of Annual Meeting of the Shareholders of the Company. Any shareholder executing and delivering a proxy has the right to revoke such proxy at any time prior to the voting thereof by notice to the Company. In addition, although the mere attendance at the Annual Meeting will not revoke a proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote at that time in person.

                     OUTSTANDING SHARES AND VOTING RIGHTS

     The outstanding capital stock of the Company as of March 22, 2000 consisted of 25,261,715 shares of common shares of beneficial interest, par value $.001 per share, of the Company (the "Common Shares"). Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees of the Company (the "Board of Trustees") has fixed the close of business on March 31, 2000 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the outstanding Common Shares on March 31, 2000 will constitute a quorum to transact business at the Annual Meeting.

     The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of trustees will be required to approve the nominees for trustee at the Annual Meeting. There is no cumulative voting in the election of trustees. The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent auditors will be required to ratify the appointment of Ernst & Young LLP as independent auditors.

     Proxies marked "abstain" and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast in the election of trustees or in the ratification of the appointment of the independent auditors, and thus are not the equivalent of votes against a nominee or against the ratification of the appointment of Ernst & Young LLP as independent auditors, as the case may be, and will not affect the vote with respect to these matters.

                      PROPOSAL 1 -- ELECTION OF TRUSTEES

     The Bylaws provide that the Board of Trustees may be composed of up to a maximum of 15 members. The Board of Trustees currently consists of six trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Effective December 8, 1999, Marvin Slomowitz resigned from the Board of Trustees. Election of each trustee requires the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. As stated elsewhere herein, the enclosed proxy will be voted for the election as trustee of each nominee whose name is set forth below unless a contrary instruction is given. With the exception of Lee S. Wielansky (the trustee who has been nominated to replace Mr. Slomowitz), all of the nominees currently serve as trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as a trustee. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees does not have a nominating committee.

     The following is a brief description of the nominees for election as trustees of the Company.

     Ross Dworman, age 40, has been Chairman and Chief Executive Officer of the Company since August 1998, when the Company acquired substantially all of the assets of RD Capital, Inc., a Delaware corporation ("RDC"). See "Certain Relationships and Related Transactions." From 1987 to August 1998, Mr. Dworman was President and Chief Executive Officer of RDC. From 1984 to 1987, Mr. Dworman was an associate at Odyssey Partners, L.P., a hedge fund engaged in leveraged buy-outs and real estate investment, and from 1981 until 1984, he was a Financial Analyst for Salomon, Inc. Mr. Dworman received his Bachelor of Arts Degree from the University of Pennsylvania.

     Kenneth F. Bernstein, age 38, has been President of the Company since August 1998, when the Company acquired substantially all of the assets of RDC. See "Certain Relationships and Related Transactions." Mr. Bernstein is responsible for overseeing the day-to-day activities of the Company including operations, acquisitions and capital markets. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC and its management companies, Acadia Management Company LLC and Sound View Management LLC. Prior to joining RDC, Mr. Bernstein was associated with the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law.

     Martin L. Edelman, age 58, has been a trustee of the Company since August 1998, and is Of Counsel to Battle Fowler LLP, a New York City law firm specializing in real estate and corporate law, which has been counsel to the Company since August 1998. He is one of the managing partners of Chartwell Hotel Associates which owns and operates in excess of 30 hotels in the U.S. and 10 in Mexico. He has been involved in all aspects of real estate transactions including acquisitions, dispositions and financings. Mr. Edelman is a graduate of Princeton University (1963) and Columbia University School of Law (1966). He is currently a director of Capital Trust, Cendant Incorporated, Delancey Estates PLC and Avis-Rent-a-Car Inc. Mr. Edelman is one of the founders of the Jackie Robinson Foundation and a member of the Board of The Intrepid Museum Foundation and the Fisher Alzheimer Foundation.

     Marvin J. Levine, age 50, has been a trustee of the Company since its inception. Since February 1, 2000, Mr. Levine has been Of Counsel to the firm of Blackwell Sanders Peper Martin in their Omaha, Nebraska office. From July 1997 to January 31, 2000, Mr. Levine was a partner in the New York City law firm of Wachtel & Masyr, LLP. Previously, he had been a partner in the New York City law firms of Gold & Wachtel, LLP for three years and, prior to that, he was at Stadtmauer, Bailkin, Levine & Masyr for more than five years. Mr. Levine represented Mark Development Group ("MDG"), the Company's predecessor, from 1982 until the Company's initial public offering. Mr. Levine rendered certain legal services to the Company during 1999. See "Certain Relationships and Related Transactions."

     Lawrence J. Longua, age 58, has been a trustee of the Company since its inception. He is currently a consultant to General Electric Capital Investment Advisors and is employed at New York University's Real Estate Institute in administration and as an instructor. From February 1998 until March 2000, Mr. Longua was a Senior Managing Director of the Witkoff Group, LLC, an owner of major office properties in New York City. From 1990 to February 1998, Mr. Longua had been a Senior Vice President and Assistant General Manager of The Mitsubishi Trust & Banking Corporation where he had been responsible for the management of a substantial portfolio of real estate debt and equities. From 1984 to 1990, Mr. Longua was a Vice President and Manager of Bankers Trust Company, and was responsible for overseeing a real estate debt portfolio of approximately $3 billion. Mr. Longua currently is the Chairman of the board of trustees of the Mortgage Bankers Association of the New York Scholarship Foundation, a Governor of the Mortgage Bankers Association of New York, a member of the New York University Appraisal Council and a member of the New York University REIT roundtable. Mr. Longua is the former President of the Mortgage Bankers Association of New York and is the former Director of the Association of Foreign Investors in U.S. Real Estate.

     Gregory A. White, age 43, has been a trustee of the Company since August 1998. As of August 1998, Mr. White has been a Senior Vice President of Conning Asset Management Company, a publicly traded investment management company ("Conning"). Mr. White was a founding partner and Managing Director of Schroder Mortgage Associates ("Schroder") in New York, New York, from 1992 until Conning's acquisition of Schroder in August 1998. Mr. White was associated with Schroder from 1992 to 1999. Schroder is an investment adviser that specializes in commercial mortgages and commercial mortgage backed securities. From 1988 to 1992, Mr. White was a Managing Director of the Salomon Brothers Inc. real estate finance department. Mr. White also serves as a trustee of New Plan Realty Trust. He has a B.S. degree in civil engineering from Tufts University and an MBA from the Wharton School of Business. Mr. White is also on the advisory board of the Guggenheim Realty Fund and is a visiting professor of real estate finance at New York University.

     Lee S. Wielansky, age 48, was a founding partner and Chief Executive Officer of the Midland Development Group, Inc., a retail developer of commercial real estate in the Mid-West, Denver, Dallas, Ohio, North Carolina and Tennessee. He was responsible for overseeing the development of more than fifty shopping centers in these regions. Mr. Wielansky serves as a director of Regency Realty Corporation, a real estate investment trust, with offices throughout the United States. Mr. Wielansky has been a director of Allegiant Bancorp, Inc. since 1990 and its Vice Chairman since February, 1999. Mr. Wielansky is President of Lee S. Wielansky, LLC, a company specializing in investments and property development.

Committees of the Board of Trustees

     The Board's Audit Committee (the "Audit Committee") is empowered to review the scope and results of the audit by the Company's independent auditors. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Committee's examinations and the choice of the Company's independent auditors are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or its majority-owned subsidiary, Acadia Realty Limited Partnership, a Delaware limited partnership of which the Company serves as general partner (the "Operating Partnership"). Members of the Audit Committee during the last fiscal year were Messrs. Longua, White and, until December 8, 1999 when Mr. Slomowitz resigned from the Board of Trustees, Mr. Slomowitz. The Audit Committee met twice during the last fiscal year.

     The Board's Compensation Committee (the "Compensation Committee") met twice during the last fiscal year for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during the last fiscal year were Messrs. Edelman and Levine. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

     The Board's Share Option Plan Committee (the "Share Option Plan Committee") is responsible for administering the Company's 1999 Share Incentive Plan (the "1999 Share Incentive Plan"), including determining eligible participants, the number and terms of options granted and other matters pertaining to the 1999 Share Incentive Plan. The Trustees' Plan is administered by the Board of Trustees. Members of the Share Option Plan Committee during the last fiscal year were Messrs. White and Longua. The Share Option Plan Committee met six times during the last fiscal year. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

Vote Required; Recommendation


     The election to the Board of Trustees of each of the seven nominees will require the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote FOR the election to the Board of Trustees of each of the seven nominees.

Trustees' Attendance at Meetings

     The Board of Trustees held six meetings during the last fiscal year. Martin L. Edelman attended 66.7% of the meetings of the Board of Trustees and 100% of the meetings held by the compensation committee during the last fiscal year. Each other incumbent trustee of the Company attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served during the last fiscal year.

Trustees' Fees

     Each trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual trustee fee in the amount of $15,000 plus a fee of $1,250 for each meeting of the Board of Trustees and each committee meeting attended. Chairmen of committees of the Board of Trustees received $1,000 for each committee meeting attended. Trustees who are officers and full-time employees of the Company or the Operating Partnership receive no separate compensation for service as a trustee or committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board of Trustees and committees of the Board of Trustees. Additionally, pursuant to the 1999 Share Incentive Plan, non-employee trustees are entitled to automatic grants of options to purchase 1,000 Common Shares following the annual meeting of shareholders held during each year during which they serve as trustees, which options vest in five equal cumulative annual installments commencing on the date of grant. Pursuant to the 1999 Share Incentive Plan, options to purchase 5,000 Common Shares at an exercise price of $5.75 per Common Share were granted to non-employee trustees on June 16, 1999.

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Trustees has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has directed that the selection of the independent auditors be submitted for ratification by the shareholders at the Annual Meeting.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Declaration of Trust, Bylaws or otherwise. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. If the shareholders fail to ratify the selection, the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Trustees determines that such a change would be in the best interests of the Company and its subsidiaries.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to shareholder's questions raised at the Annual Meeting, and they will have the opportunity to address the meeting, if they so desire.

Vote Required; Recommendation

     The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent auditors is required to ratify the appointment of Ernst & Young LLP as independent auditors. The Board of Trustees unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as independent auditors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company's authorized capital consists of 100,000,000 Common Shares. As of March 22, 2000, the Company had 25,261,715 Common Shares outstanding, which shares were held by 213 record holders.

     The Company is not aware of any person or any "group" within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than five percent of any class of the Company's voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

     The following table sets forth, as of March 22, 2000, certain information concerning the holdings of each person known to the Company to be beneficial owner of more than five percent (5%) of the Common Shares at March 22, 2000, and all Common Shares beneficially owned by each trustee, each nominee for trustee, each executive officer named in the Executive Compensation Summary table appearing elsewhere herein and by all trustees and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.



                                                                Number of Common
                                                               Shares Beneficially                        Percent of
Beneficial Owners                                                     Owned                                 Class
---------------------------------------------------  --------------------------------------------------  -----------
Yale University(1) ................................                 6,138,492(2)                            21.89%
Five Arrows Realty Securities LLC(3) ..............                 3,226,667(4)                            12.77
Howard Hughes Medical Institute(5) ................                 2,266,667                                8.94
The Board of Trustees of the Leland Stanford Junior
 University(6) ....................................                 2,133,333                                8.44
Marvin L. Slomowitz (7) ...........................                 2,018,840(8)                             7.95
Harvard Private Capital Realty, Inc.(9) ...........                 2,000,000(10)                            7.92
Vanderbilt University(11) .........................                 1,346,647                                5.33
Ross Dworman (12) .................................                 1,817,320(13)                            6.74
Kenneth F. Bernstein(12) ..........................                   759,201(14)                            2.92
Perry Kamerman (12) ...............................                   154,866(15)                             *
Robert Masters (12) ...............................                    66,888(16)                             *
Timothy J. Bruce (12) .............................                    46,334(17)                             *
Gregory A. White ..................................                    17,229(18)                             *
Martin L. Edelman .................................                       200(19)                             *
Marvin J. Levine ..................................                       200(19)                             *
Lawrence J. Longua ................................                       200(19)                             *
Lee S. Wielansky ..................................                         0                                 *
All Executive Officers and Trustees as a Group
 (eleven persons) .................................                 2,982,438(12,13,14,15,16,17,18,19)      10.65%

------------
* Percentage less than 1% of class.

(1) The business address of Yale University is c/o Yale University Investments Office, Real Estate, 230 Prospect Street, New Haven, CT 06511.
(2) Includes 2,771,876 units of limited partnership interests in the Operating Partnership ("Units") which are immediately exchangeable into an equivalent number of Common Shares, which Units are beneficially held by Yale University through its limited partnership interest in RD Properties, L.P. V, the record holder of such Units.
(3) The business address of Five Arrows Realty Securities LLC is c/o Rothschild Realty, Inc., 1251 Avenue of the Americas, 51st Floor, New York, NY 10020.
(4) Rothschild Realty Investors II L.L.C. ("Rothschild"), a Delaware limited liability company and sole managing member of Five Arrows Realty Securities L.L.C., may be deemed the beneficial owner of these Common Shares. The business address of Rothschild is c/o Rothschild Realty, Inc. 1251 Avenue of the Americas, 51st Floor, New York, NY 10020.
(5) The business address of Howard Hughes Medical Institute is 4000 Jones Bridge Road, Chevy Chase, MD 20815.
(6) The business address of The Board of Trustees of the Leland Stanford Junior University is c/o Stanford Management Company, 2770 Sand Hill Road, Mentas Park, CA 94025.

(7) The business address of Mr. Slomowitz is c/o Mark Development Company, 600 Third Avenue, Kingston, PA 18704.
(8) Includes 121,000 Units which are immediately exchangeable into an equivalent number of Common Shares. Does not include 240 Common Shares held by Mr. Slomowitz's children, as to which Mr. Slomowitz disclaims beneficial interest.
(9) The business address of Harvard Private Capital Realty, Inc. is 600 Atlantic Avenue, Boston, MA 02210.
(10) Charlesbank Capital Partners, LLC ("Charlesbank"), a Massachusetts limited liability company, pursuant to an agreement among Charlesbank, the President and Fellows of Harvard College and certain individuals, has sole power to direct the vote of these Common Shares and may be deemed the beneficial owner of these Common Shares. The business address of Charlesbank is 600 Atlantic Avenue, Boston, MA 02210.
(11) The business address of Vanderbilt University is c/o Vanderbilt University, Treasurer's Office, Alumni Hall, Nashville, TN 37240.
(12) The business address of each such persons is c/o Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, NY 11050.
(13) Reflects the Common Shares beneficially owned by Mr. Dworman in his individual capacity, either directly or indirectly, and the Common Shares deemed to be beneficially owned by Mr. Dworman. The Common Shares directly owned by Mr. Dworman in his individual capacity consist of (i) 533,399 Units which are immediately exchangeable into a like number of Common Shares, (ii) 5,000 restricted Common Shares issued to Mr. Dworman on March 15, 2000, (iii) 4,000 Common Shares purchased by Mr. Dworman on the open market and (iv) 666,667 vested options issued pursuant to the 1999 Share Incentive Plan. The Common Shares indirectly owned by Mr. Dworman in his individual capacity consist of 61,750 Units which are immediately exchangeable into a like number of Common Shares, which Units are beneficially held by Mr. Dworman through his equity interests in various limited partnerships which are the record holders of such Units. The
     Common Shares deemed to be beneficially owned by Mr. Dworman consist of 107,728 Common Shares beneficially held by Mr. Dworman through his equity interest in RD New York VI LLC, the record holder of such Common Shares, and 438,776 Units which are immediately exchangeable into a like number of Common Shares, which Units are beneficially held by Mr. Dworman through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such Units.
(14) Reflects the Common Shares beneficially owned by Mr. Bernstein in his individual capacity and the Common Shares deemed to be beneficially owned by Mr. Bernstein. The Common Shares directly owned by Mr. Bernstein in his individual capacity consist of (i) 261,691 Units which are immediately exchangeable into a like number of Common Shares, (ii) 25,532 restricted Common Shares issued to Mr. Bernstein on January 3, 2000, (iii) 8,000 Common Shares purchased by Mr. Bernstein on the open market and (iv) 333,334 vested options issued pursuant to the 1999 Share Incentive Plan. The Common Shares deemed to be beneficially owned by Mr. Bernstein consist of 26,933 Common Shares beneficially held by Mr. Bernstein through his equity interest in RD New York VI LLC, the record holder of such Common Shares, and 103,711 Units which are immediately exchangeable into a like number of Common Shares, which Units are beneficially held by Mr.
     Bernstein through his equity interests in various corporations, limited liability companies and limited partnerships which are the record holders of such Units.
(15) Represents 50,000 Units which are immediately exchangeable into an equivalent number of Common Shares, 1,532 restricted Common Shares issued to Mr. Kammerman on January 3, 2000 and 103,334 vested options issued pursuant to the 1999 Share Incentive Plan.
(16) Represents 4,667 Units which are immediately exchangeable into an equivalent number of Common Shares, 2,554 restricted Common Shares issued to Mr. Masters on January 3, 2000, 56,667 vested options issued pursuant to the 1999 Share Incentive Plan and 3,000 Common Shares purchased by Mr. Masters on the open market.
(17) Represents 3,000 restricted Common Shares issued to Mr. Bruce on January
     3, 2000 and 43,334 vested options issued pursuant to the 1999 Share Incentive Plan.
(18) Represents 17,029 Units which are immediately exchangeable into an equivalent number of Common Shares, which Units are owned by Mr. White's wife, and 200 vested options issued pursuant to the 1999 Share Incentive Plan.
(19) Represents vested options issued pursuant to the 1999 Share Incentive Plan.

                            EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, the annual and long-term compensation paid and accrued by the Company to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers whose total annual compensation for fiscal year 1999 exceeded $100,000.

                                          Annual Compensation                                Long-Term Compensation
                            ------------------------------------------------  -----------------------------------------------------
                                                                   Other       Restricted                Long-Term         All
                                                                  Annual          Share                 Compensation      Other
                             Fiscal     Salary       Bonus     Compensation      Awards     Options       Payouts      Compensation
                              Year       ($)          ($)           ($)            ($)      SARs($)         (#)           ($)(1)
                            -------- -----------  ----------- --------------  ------------ ---------  --------------- -------------
Ross Dworman                1999      $287,000     $287,000       $  --(2)        $ --        $ --    1,000,000 (3)          --
Chief Executive Officer     1998       110,385       55,827          --(2)          --          --           --              --
                            1997            --           --          --             --          --           --              --

Kenneth F. Bernstein        1999       250,000      250,000          --(2)          --          --      500,000 (3)       4,800
President                   1998        96,154       48,630          --(2)          --          --           --              --
                            1997            --           --          --             --          --           --              --

Timothy J. Bruce            1999       186,563       81,100          --(2)          --          --       50,000 (3)          --
Senior Vice President --    1998        16,154           --          --(2)          --          --           --              --
Director of Leasing         1997            --           --          --             --          --           --              --

Perry Kamerman              1999       150,000       76,200          --(2)          --          --      140,000 (3)       4,800
Senior Vice President --    1998        53,269       30,000          --(2)          --          --           --              --
Finance                     1997            --           --          --             --          --           --              --

Robert Masters              1999       150,000       62,000          --(2)          --          --       70,000 (3)       4,108
Senior Vice President --    1998        51,269       25,000          --(2)          --          --           --              --
General Counsel and         1997            --           --          --             --          --           --              --
Corporate Secretary

------------
(1) Represents contributions made by the Company to the account of the named executive officer under a 401(k) Plan.
(2) Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named individual.
(3) Represents options granted under the Company's 1999 Share Incentive Plan.

Share Option Grants, Exercises and Holdings

     The following tables set forth certain information concerning share options granted to the persons named in the Summary Compensation Table above during fiscal year 1999 and unexercised share options held by such persons at the end of fiscal year 1999.


                    Share Option Grants in Fiscal Year 1999

                                         Percentage of
                                         Total Annual
                                         Options/SARs                                     Potential Realizable Value At
                                          Granted to                                                 Assumed
                            Option/      Employees in      Exercise or                     Annual Rate of Share Price
                             SARs         Fiscal Year      Base Price/     Expiration            for Option Term
        Name(1)           Granted(2)         1999         Per Share(3)        Date             5%               10%
----------------------   ------------   --------------   --------------   ------------   --------------   --------------
Ross Dworman              1,000,000         48.3%         $  7.50           8/11/08       $ 1,458,950      $ 6,765,350
Kenneth F. Bernstein        500,000         24.1%         $  7.50           8/11/08       $   729,475      $ 3,382,675
Timothy J. Bruce             50,000          2.4%         $  5.75           8/11/08       $   160,448      $   425,768
Perry Kamerman              140,000          6.8%         $  5.75           8/11/08       $   449,253      $ 1,192,149
Robert Masters               70,000          3.4%         $  5.75           8/11/08       $   224,627      $   596,075

------------
(1) See Executive Compensation Summary Table for titles of the persons named above.
(2) Represents options granted under the 1999 Share Incentive Plan. One-third of the options vested as of the grant date, one-third of the options vested as of the first anniversary of the RDC Transaction and the final one-third of the options will vest on the next anniversary of the RDC Transaction.
(3) All options were granted at an exercise price greater than the market price of the Company's Common Shares on the date of grant.

                      1999 Fiscal Year End Option Values

                                                                          Value of
                                                       Number of         Unexercised
                                                      Unexercised       in-the-Money
                                                      Options/SARs      Options/SARs
                                                       at Fiscal          at Fiscal
                           Shares                     Year-End(2)        Year-End(3)
                          Acquired                 -----------------   --------------
                             on          Value        Exercisable/      Exercisable/
        Name(1)           Exercise     Realized      Unexercisable      Unexercisable
----------------------   ----------   ----------   -----------------   --------------
Ross Dworman                 --           --       666,667/333,333           --
Kenneth F. Bernstein         --           --       333,334/166,666           --
Timothy J. Bruce(4)          --           --        33,334/16,666            --
Perry Kamerman(4)            --           --        93,334/46,666            --
Robert Masters(4)            --           --        46,667/23,333            --

------------
(1) See Summary Compensation Table for title of the persons named above.
(2) Represents options granted under the 1999 Share Incentive Plan. One-third of the options vested as of the grant date, one-third of the options vested as of the first anniversary of the RDC Transaction and the final one-third of the options will vest on the next anniversary of the RDC Transaction.
(3) At December 31, 1999, the exercise price for the options exceeded the fair market value for the underlying Common Shares.
(4) Not reflected are options to purchase 10,000 Common Shares, granted under the 1999 Share Incentive Plan as compensation for fiscal year 2000. Such options vested on the grant date, are exercisable at a price of $5.00 per Common Share and expire on January 2, 2010.

Employment Contracts

     Ross Dworman. The Company entered into an employment agreement with its Chairman and Chief Executive Officer, Ross Dworman, pursuant to which the Company compensates Mr. Dworman at the rate of $287,000 per year, subject to an annual review and upward adjustment by the Compensation Committee. The Compensation Committee has increased Mr. Dworman's annual base compensation by 10% to $315,700 for the calendar year ending December 31, 2000. In addition, each year during the term of Mr. Dworman's employment commencing with the calendar year ending December 31, 1999, the Compensation Committee will consider Mr. Dworman for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees, the Share Option Plan Committee or the Compensation Committee may approve. The Board of Trustees has instituted a program to encourage all executives who have been awarded bonuses to elect to receive payment of all or any portion thereof in Common Shares rather than cash. To the extent that an executive elects to receive his or her bonus in Common Shares, such executive will receive Common Shares with a value on the date of issuance equal to 120% of that portion of the executive's bonus which the executive has elected to receive in Common Shares. The Compensation Committee awarded a bonus of $287,000 to Mr. Dworman for the calendar year ended December 31, 1999. Mr. Dworman received $200,000 of this bonus in cash in 1999 and elected to receive $21,406 of the remaining $87,000 in Common Shares. Therefore, in January 2000, the Company issued to Mr. Dworman Common Shares with a value at the time of issuance of $25,687 ($21,406 x 120%) and in March 2000, Mr. Dworman received the remainder of his bonus, $65,594, in cash. The employment agreement, effective as of August 12, 1998, provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement.

     Under the employment agreement, Mr. Dworman is entitled to receive options to purchase an aggregate of 1,000,000 Common Shares, exercisable at $7.50 per share, which options vest at the rate of one-third as of the grant date, one-third as of the first anniversary of the RDC Transaction and the final one-third on the next anniversary of the RDC Transaction. Any unvested options will expire if they have not vested upon the occurrence of certain events enumerated in the employment agreement (including termination of employment for cause), and the options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

     The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Dworman to be maintained by the Company. Mr. Dworman is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain non-competition and confidentiality requirements.

     The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Dworman in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Dworman for "good reason," including, a Change of Control (as defined therein) of the Company. If Mr. Dworman's employment is terminated either because he is discharged without cause or due to a termination by Mr. Dworman for "good reason," including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

     Kenneth F. Bernstein. The Company entered into an employment agreement with its President, Kenneth F. Bernstein, pursuant to which the Company compensates Mr. Bernstein at the rate of $250,000 per year, subject to an annual review and upward adjustment by the Compensation. The Compensation Committee has increased Mr. Bernstein's annual base compensation by 10% to $275,000 for the calendar year ending December 31, 2000. In addition, each year during the term of Mr. Bernstein's employment commencing with the calendar year ending December 31, 1999, the Compensation Committee will consider Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees, the Share Option Plan Committee or the Compensation Committee may approve. The Board of Trustees has instituted a program to encourage all executives who have been awarded bonuses to elect to receive payment of all or any portion thereof in Common Shares rather than cash. To the extent that an executive elects to receive his or her bonus in Common Shares, such executive will receive Common Shares with a value on the date of issuance equal to 120% of that portion of the executive's bonus which the executive has elected to receive in Common Shares. The Compensation Committee awarded a bonus of $250,000 to Mr. Bernstein for the calendar year ended December 31, 1999. Mr. Bernstein elected to receive $100,000 of this bonus in Common Shares and the remainder in cash. Therefore, in January 2000, the Company issued to Mr Bernstein Common Shares with a value at the time of issuance of $120,000 ($100,000 x 120%) and in January 2000 and March 2000, Mr. Bernstein received $20,000 and $130,000, respectively, in cash. The employment agreement, effective as of August 12, 1998, provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement.

     Under the employment agreement, Mr. Bernstein is entitled to receive options to purchase an aggregate of 500,000 Common Shares, exercisable at $7.50 per share, which options vest at the rate of one-third as of the grant date, one-third as of the first anniversary of the RDC Transaction and the final one-third on the next anniversary of the RDC Transaction. Any unvested options will expire if they have not vested upon the occurrence of certain events enumerated in the employment agreement (including termination of employment for cause), and the options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

     The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain non-competition and confidentiality requirements.

     The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Bernstein for "good reason," including, a Change of Control (as defined therein) of the Company. If Mr. Bernstein's employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for "good reason," including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

Employee Benefit Plans

     The Company provides a variety of medical, dental, vision, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company.

               REPORT OF THE COMPENSATION AND SHARE OPTION PLAN
                     COMMITTEES ON EXECUTIVE COMPENSATION

     The Compensation Committee, composed of outside trustees of the Board of Trustees, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Trustees with respect to executive compensation policies, including the awarding of appropriate bonuses. The Share Option Plan Committee, composed of outside trustees of the Board of Trustees, is empowered by the Board of Trustees to recommend to the Board of Trustees those executive officers to whom share options and restricted share awards should be granted and the number of common shares to which such options and awards should be subject.

     Each committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

     The objectives of each committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of corporate performance.

     The executive compensation program is generally comprised of base salary, discretionary performance bonuses and long term incentives in the form of share options and restricted share awards. The compensation program also includes various benefits, including health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's employees participate.

     Base salary levels for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business, size and location. In each instance, base salary takes into account individual experience and performance specific to the Company.

     The Compensation Committee is empowered to recommend for full Board of Trustees approval the payment of cash performance bonuses to employees, including executive officers, of the Company. Performance bonuses are paid based upon the degree of achievement of a specified earnings goal. The Board of Trustees determines annually both the targeted earnings goal and the maximum performance bonus to be paid to each employee. The amount of the target bonus is determined by each employee's level of responsibility and material contributions to the success of the Company. In 1999, the Compensation Committee recommended (and the Board approved) the payment of an aggregate of $1,023,800 in bonuses of which $215,000 was paid in 1999 and $808,800 in 2000.

     The Board of Trustees believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's shareholders and, therefore, has authorized the Share Option Plan Committee to periodically recommend to the Board of Trustees grants of share options and restricted share awards to the Company's employees, including executive officers. Share options are granted typically at prevailing market price and, therefore, will only have value if the Company's share price increases over the exercise price. The Share Option Plan Committee believes that the grant of share options and restricted share awards provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options and restricted share awards granted by the Board of Trustees, including vesting, exercisability and term, are determined by the Share Option Plan Committee, subject to requirements imposed by the plans under which such options and awards may be granted, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry, geographic location and size. For information regarding recent options granted to the Company's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption "Executive Compensation."

     The Compensation Committee is aware that a recent amendment to the Internal Revenue Code of 1986 treats certain elements of executive compensation in excess of $1.0 million a year as an expense not deductible by the Company for federal income tax purposes. Currently, no executive officer's compensation, as determined in accordance with these regulations, exceeds the $1.0 million cap. Accordingly, the Compensation Committee has not yet established a policy which would address compensation to the Company's executive officers in light of the cap.

                            Compensation Committee

                               Martin L. Edelman
                               Marvin J. Levine

                          Share Option Plan Committee

                              Lawrence J. Longua
                                Gregory A. White

                         SHARE PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return for the Common Shares for the period commencing December 31, 1994 through December 31, 1999 with the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500"), and the NAREIT Equity REIT Total Return Index (the "Index") over the same period. Total return values for the S&P 500, the Index and the Common Shares were calculated based upon cumulative total return assuming the investment of $100 in each of the S&P 500, the Index and the Common Shares on December 31, 1994, and assuming reinvestment of such dividends. The shareholder return as set forth in the below is not necessarily indicative of future performance.


                 Comparison of 5 Year Cumulative Total Return*
                  among Acadia Realty Trust, the S&P 500 Index
                           and the Nareit Equity Index
                               [GRAPHIC OMITTED]

*$100 INVESTED ON 12/31/94 IN STOCK OR INDEX.
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

                                                Cumulative Total Return
                                --------------------------------------------------------
                                 12/94     12/95     12/96     12/97     12/98     12/99
ACADIA REALTY TRUST .........    100         98        99        95        56      112
S&P 500 .....................    100        138       169       226       290      351
NAREIT EQUITY ...............    100        115       156       188       155      148

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     RDC Transaction

     On August 12, 1998, the Company and the Operating Partnership consummated the transactions (the "RDC Transaction") contemplated by the Contribution and Share Purchase Agreement dated April 15, 1998 (the "Agreement") among the Company, the Operating Partnership and certain entities affiliated with RD Capital, Inc., a Delaware corporation ("RDC"). The closing (the "Closing") of the RDC Transaction followed Registrant's annual meeting the same day at which Registrant's shareholders approved the RDC Transaction.

     At the Closing of the RDC Transaction, the Company issued to RD Properties, L.P. VI, RD Properties, L.P. VIA and RD Properties, L.P. VIB (collectively, the "RDC Funds") an aggregate of 13,333,333 newly issued Common Shares, in exchange for a $100 million cash investment. In addition, the Operating Partnership acquired fee title to, or all or substantially all of the ownership interests in, 12 retail shopping centers, five multi-family apartment complexes, one redevelopment property and a 49% interest in a retail shopping center owned by certain entities in which RDC or its affiliates (certain of which Ross Dworman and Kenneth F. Bernstein were controlling principals) served as the general partner or in another similar management capacity, as well as certain third party management contracts and certain promissory notes, in exchange for approximately 11.1 million Units, each of which is exchangeable, on a one-for-one basis, for Common Shares, and approximately 2.0 million newly issued Common Shares valued at $97,217,000. In addition, the Company assumed mortgage debt aggregating $154,234,000 and incurred other capitalized transaction costs of $5,757,000 resulting in an aggregate purchase price of $257,208,000.

     As a result of the RDC Transaction, the RDC Funds collectively beneficially owned approximately 63.2% of the Common Shares issued and outstanding as of the Closing. Furthermore, the RDC Funds, together with such other affiliates of RDC, beneficially owned approximately 72.2% of the Common Shares issued and outstanding as of the Closing, after giving effect to the conversion of the Units into Common Shares. Other real estate investment partnerships and related entities in which RDC or its affiliates serve as general partner or in another similar management capacity owned 93% of the minority interest in the Operating Partnership as limited partners. Prior to the Closing and pursuant to the Agreement, the Board of Trustees exempted (i) the RDC Funds, and (ii) the other affiliates of RDC which received Units (which, upon exchange of such Units into Common Shares, would exceed the excess share limitations) from the excess share limitations of the Company's Declaration of Trust. Pursuant to the Agreement, the RDC Funds granted to each of their respective partners a proxy, appointing such partners as proxy to vote the Common Shares to which such partners would be entitled assuming a dissolution of the RDC Funds.

     The Operating Partnership is obligated to issue Units valued at $2,750,000 to an RDC affiliate upon the completion of certain improvements and the commencement of rental payments from a designated tenant at one of the properties acquired in the RDC Transaction.

     Upon the consummation of the RDC Transaction, Marvin L. Slomowitz resigned as Chairman of the Board and Chief Executive Officer of the Company and Ross Dworman and Kenneth F. Bernstein, the President and Chief Executive Officer and Chief Operating Officer, respectively, prior to the RDC Transaction, of RDC, became the Chairman and Chief Executive Officer and President, respectively, of the Company. In addition, Messrs. Dworman and Bernstein and two other designees of RDC, Martin L. Edelman and Gregory White, neither of whom was an officer, trustee, director or employee of the Company or RDC or any its affiliates, became four of the seven trustees comprising the Board of Trustees upon consummation of the RDC Transaction. Following the completion of the RDC Transaction, the Company changed its name from Mark Centers Trust to Acadia Realty Trust and the name of the Operating Partnership was changed from Mark Centers Limited Partnership to Acadia Realty Limited Partnership.

  Agreements with Respect to Share Ownership

     In March 2000, the RDC Funds, in accordance with their respective partnership agreements (the "RDC Fund Partnership Agreements"), distributed to their respective limited partners the Common Shares which had been issued to the RDC Funds in connection with the RDC Transaction. Pursuant to a registration and lock-up agreement, dated as of the date of the RDC Transaction (the "Registration Agreement"), in March 2000, the

Company filed a registration statement with the Securities and Exchange Commission to permit the resale of such Common Shares, which registration statement was declared effective in March 2000. Pursuant to the RDC Fund Partnership Agreements and the Registration Agreement, such limited partners had agreed to certain restrictions on the sale of such Common Shares by such limited partners (the "Original Lock-Up Provisions"). In March 2000, such limited partners agreed, subject to certain conditions, to extend the term of the Original Lock-Up Provisions until December 28, 2000.

     On two occasions subsequent to the RDC Transaction, the Board of Trustees permitted investors owning in excess of 4% of the Company's Common Shares to acquire additional Common Shares through open market purchases transacted during specified three-month windows.

  Transactions with Former Chief Executive Officer

     The Company entered into the following transactions with Mr. Slomowitz in connection with the RDC Transaction: (i) repaid a $3,030,000 note related to the Company's 1996 purchase of the Union Plaza, (ii) paid $600,000 in severance pay, (iii) paid $100,000 on the Closing and agreed to pay $100,000 on each of the following two anniversary dates of the Closing for his agreement not to compete with the Company and for certain consulting services, (iv) granted ten year options to purchase 300,000 Common Shares at an exercise price of $9.00 per Common Share, (v) canceled formerly issued options to purchase 200,000 Common Shares at $12.00 per Common Share, and (vi) agreed to pay a brokerage commission of 2% of the sales price of nine designated properties currently comprising a portion of the Company's portfolio, provided such commissions will not exceed $600,000 in the aggregate.

     On December 30, 1999, the Company and Mr. Slomowitz agreed to terminate certain of the obligations described above which were incurred in connection with the RDC Transaction. The principal terms of the agreement included cancellation of the lease for the Company's prior headquarters in a building owned by Mr. Slomowitz. Rent expenses for this office space were $119,000, $112,000 and $104,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company paid Mr. Slomowitz the sum of $329,000 in connection with the lease cancellation. Additionally, Mr. Slomowitz terminated his options to acquire 300,000 Common Shares (and an additional option to acquire 1,000 Common Shares which option Mr. Slomowitz had received as a trustee of the Company) and waived the final $100,000 installment payment due August, 2000. The Company agreed to indemnify Mr. Slomowitz with respect to certain contingent liabilities. Mr. Slomowitz retains the right to continue to guarantee Company debt up to $55,000,000. Mr. Slomowitz also removed all restrictions on the sale of any properties which he had originally contributed to the Company, waived his claims for present and future brokerage commissions and agreed to absorb up to $1,250,000 of tax liabilities resulting in event of the sale thereof. Finally, Mr. Slomowitz resigned from the Company's Board of Trustees effective December 8, 1999.

     On July 16, 1999 and April 9, 1999, Mr. Slomowitz converted 600,000 and 100,000 Units, respectively, into 600,000 and 100,000 Common Shares.

  Affiliated Management Agreements

     In connection with the RDC Transaction, the Company acquired certain property management contracts for three properties in which certain current shareholders of the Company or their affiliates have ownership interests. Management fees earned by the Company under these contracts are at rates of 3.25% and 3.5% of collections. Such fees aggregated $639,000 for the year ended December 31, 1999.

  Future Equity Offerings

     In connection with the RDC Transaction, the Company agreed that following the Closing, if the Board of Trustees determines, in the exercise of its duties, to engage in an offering of preferred stock convertible into Common Shares, then, upon commencement of any such offering, the Company shall use commercially reasonable efforts to provide a right of first preference to those partners of the RDC Funds who are equity owners of the RDC Funds on the date of the Closing and who have made capital contributions to permit the RDC Funds to meet their obligations to make certain cash investment at the Closing, to purchase such convertible preferred stock, on terms and conditions which will be identical to the offer and sale of any preferred stock to investors other than such partners, provided that any such rights of first preference shall be made only and if to the extent permitted by applicable federal, state and securities laws and that the terms of any such rights of first preference shall only be in a manner determined fair and equitable to the Company.

  Other

     During 1999, Marvin J. Levine rendered legal services to the Company.

     Battle Fowler LLP, a New York City law firm of which Martin L. Edelman is Of Counsel, has been counsel to the Company since August 1998.

                          ANNUAL SHAREHOLDERS REPORT

     A copy of the Company's Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 1999. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, New York 11050, (516) 767-8830, Attention: Robert Masters.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgement in respect to any such matters.

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and trustees and persons who own more than ten percent of the Common Shares (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, the Company has determined that Messrs. Bruce, Hogan, Kammerman, Levine, Longua and Slomowitz have each filed two late reports. In the case of Messrs. Bruce, Kammerman and Slomowitz, two transactions were reported late; in the case of Mr. Hogan, three transactions were reported late; and each of Messrs. Levine and Longua reported one transaction late. The Company believes that all filings required to be made by the Reporting Persons for the period January 1, 1999 through December 31, 1999 have now been made and that the failure of the Reporting Persons to timely file all such reports was, in each instance, inadvertent.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     All proposals of any shareholder of the Company which the holder desires be presented at the next annual meeting of Shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than January 1, 2001. Proxies solicited by the Company for the next annual meeting of Shareholders may confer discretionary authority to vote on any proposals submitted after March 16, 2001 without a description of such proposals in the proxy materials for that meeting. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.


                                   By order of the Board of Trustees,


                                   /s/ Robert Masters
                                   -----------------------------------
                                   Robert Masters, Secretary

                              ACADIA REALTY TRUST
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 16, 2000

                       This Proxy is Solicited on Behalf
                            of the Board of Trustees

   The undersigned hereby constitutes and appoints Ross Dworman, Kenneth F. Bernstein and Robert Masters, Esq., or any one of them, as proxies, with full power of substitution, to vote all common shares of beneficial interest of Acadia Realty Trust (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Donaldson, Lufkin & Jenrette, which are located at 277 Park Avenue, New York, NY 10172 at 10:00 o'clock a.m. local time, on May 16, 2000, or at any adjournments or postponements thereof.

               THIS PROXY IS ON BEHALF OF THE BOARD OF TRUSTEES.
                 (Continued and to be signed on reverse side.)

A [X]  Please mark your
       votes as in this
       example using dark
       ink only.

                                                              WITHHOLD
                             FOR                             AUTHORITY
                        all nominees                  to vote for all nominees
                       listed at right                     listed at right

1. TO ELECT                  [ ]                                [ ]
   SEVEN
   TRUSTEES


THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.


Nominees: Ross Dworman
          Kenneth F. Bernstein
          Martin L. Edelman, Esq.
          Marvin J. Levine, Esq.
          Lawrence J. Longua
          Gregory A. White
          Lee S. Wielansky


(2) TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

   FOR                           AGAINST                          ABSTAIN
   / /                             / /                              / /

(3) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   FOR                           AGAINST                          ABSTAIN
   / /                             / /                              / /

(instruction: To withold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)


                                          Date                             2000
------------------------------------------      --------------------------
Signature



                                          Date                             2000
------------------------------------------      --------------------------
Signature if held jointly


Please sign exactly as name appears on tne certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).